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As filed with the Securities and Exchange Commission on October 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAXIM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0279983
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8899 University Center Lane, Suite 400
San Diego, California 92122
(858) 453-4040
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. Anthony Altig
Vice President, Finance and Chief Financial Officer
8899 University Center Lane, Suite 400
San Diego, California 92122
(858) 453-4040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lance Bridges, Esq.
Jennifer King, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-9109
(858) 550-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	4,555,357	$6.41	$29,199,838.37	$2,362.27

Common Stock, $0.001 par value per share, issuable upon exercise of warrants	1,366,607	$6.41	$8,759,950.87	$708.68

Total	5,921,964	$6.41	$37,959,789.24	$3,070.95

(1)
Pursuant to Rule 416 under the Securities Act this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low sales prices of the Registrant's common stock as reported on The Nasdaq National Market on September 30, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED OCTOBER 3, 2003

Maxim Pharmaceuticals, Inc.

4,555,357 Shares of Common Stock

1,366,607 Shares of Common Stock Issuable Upon Exercise of Warrants

        The persons and entities identified in this prospectus may offer and sell up to 4,555,357 shares of our common stock and up to 1,366,607 shares of our common stock issuable upon exercise of warrants held by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        Our common stock is listed on The Nasdaq National Market under the symbol "MAXM." The closing sale price of our common stock, as reported on The Nasdaq National Market on October 2, 2003, was $6.58 per share.

        Our principal executive office is located at 8899 University Center Lane, Suite 400, San Diego, California 92122 and our telephone number is (858) 453-4040.

        Investing in our common stock involves a high degree of risk. You are urged to read the Risk Factors beginning on page 5 of this prospectus, which describes specific risks and certain other information associated with an investment in our company that should be considered before you make an investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

WHERE YOU CAN FIND MORE INFORMATION

        References in this prospectus to "we," "us," "our," the "Company" and "Maxim" refer to Maxim Pharmaceuticals, Inc.

        Before you decide whether to invest in our common stock, you should read this prospectus and the information we otherwise file with the Securities and Exchange Commission, or the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the SEC's other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

        We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than any Form 8-K's filed under Item 12):

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  Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

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  Proxy Statement on Schedule 14a dated January 10, 2003;

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  Quarterly Reports on Form 10-Q for the three quarters ended December 31, 2002, March 31, 2003 and June 30, 2003;

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  Current Report on Form 8-K that was filed with the SEC on September 24, 2003; and

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  Our registration statement on Form 8-A filed on June 28, 1996, which includes a description of our common stock.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

    Maxim Pharmaceuticals, Inc.
    8899 University Center Lane, Suite 400
    San Diego, CA 92122
    Attn: Investor Relations
    (858) 453-4040

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipate, estimate, plan, project, continuing, ongoing, expect, management believes, we believe, we intend and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

        Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of Maxim, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the development of our drug candidates; the regulatory approval of our drug candidates; our use of clinical research centers and other contractors; our ability to find collaborative partners for research, development and commercialization of potential products; acceptance of our products by doctors, patients or payors; our ability to market any of our products; our history of operating losses; our ability to compete against other companies and research institutions; our ability to secure adequate protection for our intellectual property; our ability to attract and retain key personnel; availability of reimbursement for our product candidates; the effect of potential strategic transactions on our business; our ability to obtain adequate financing; the volatility of our stock price; and the effect of certain anti-takeover provisions contained in our charter and bylaws. These and other risks are detailed in this prospectus beginning on page 5, as well as in our reports filed from time to time under the Securities Act and/or the Exchange Act. You are encouraged to read these filings as they are made.

        Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

COMPANY OVERVIEW

        We are a global bio-pharmaceutical company with a diverse pipeline of drug candidates for life-threatening cancers, hepatitis C and other chronic liver diseases.

        Our lead drug candidate Ceplene™ (histamine dihydrochloride) is designed to prevent or reverse damage associated with oxidative stress, thereby protecting immune cells and other critical cells and tissue. Because Ceplene impacts basic immune functions, it has the potential to be used in a broad range of diseases in which oxidative stress plays an important role. More than 2000 patients have participated in our 17 completed and ongoing clinical trials of Ceplene in 20 countries in the following diseases:

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  Life-threatening cancers, such as advanced metastatic melanoma (the most deadly form of skin cancer), acute myeloid leukemia and renal cell carcinoma (kidney cancer); and

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  Hepatitis C, the most common blood-borne virus in the United States.

        Clinical trials completed to date have suggested that Ceplene can be safely administered by most patients in their own homes.

        Ceplene for the treatment of advanced metastatic melanoma represents our most advanced program and is now being tested in a second Phase 3 trial (the "M0104" trial) designed to support registration for marketing approval. The first Phase 3 trial in advanced metastatic melanoma, a 305-patient U.S. Phase 3 clinical study (the "M01" trial), demonstrated a statistically significant improvement in survival as highlighted in two publications in 2002 in the Journal of Clinical Oncology. Data from this clinical trial were also selected for presentation at a number of key scientific conferences including the American Society of Clinical Oncology (ASCO), the World Health Organization 5th World Conference on Melanoma, and the European Cancer Conference (ECCO). In 2000, we submitted a New Drug Application (NDA) to the FDA seeking approval to market Ceplene for the treatment of advanced metastatic melanoma with liver metastases based on the data from the single M01 Phase 3 trial. In January 2001, the FDA determined that this single study would not be adequate to support approval. Advanced metastatic melanoma with liver metastases is a deadly disease that has a critical need for more effective therapies. Despite the FDA action, we were pleased with the M01 Phase 3 trial results as they were the first results from any published, large, controlled study in advanced metastatic melanoma that showed a statistically significant survival benefit.

        In January 2002, we commenced M0104, a second Phase 3 trial based in the United States and Europe designed, in combination with the completed M01 Phase 3 trial, to form the basis for marketing approval in the United States and other countries. The FDA reviewed and accepted the protocol for the M0104 Phase 3 trial under its "Special Protocol Assessment" procedures, a process for reaching a confirmed agreement between the FDA and ourselves for the trial design and objectives. In September 2003 this trial became fully enrolled with 225 patients. We expect to file an application in the European Union in November 2003 for the approval of Ceplene for the treatment of advanced malignant melanoma.

        A clinical development program for Ceplene is also underway in hepatitis C and is designed to improve patient care by enhancing the efficacy of pegylated interferon and ribavirin. In 2001 we completed a Phase 2 dose-ranging study of Ceplene in combination with interferon-alpha (IFN-alpha) in the treatment of naïve, chronically infected hepatitis C patients. As of the 72-week end-of-trial evaluation date, 35% of all patients (intent-to-treat basis) treated with Ceplene and IFN-alpha achieved a complete sustained viral response. Published reports suggest that approximately 13% of hepatitis C patients attain a sustained viral response from treatment with IFN-alpha alone. In December 2001, we commenced a randomized, controlled Phase 2 study designed to compare the treatment of nonresponder hepatitis C patients with a triple-drug combination of Ceplene and Schering Corporation's Peg-Intron™ (peginterferon alfa-2b) and Rebetol® (ribavirin, USP) versus treatment with

Peg-Intron and Rebetol combination therapy alone. In July 2003, this trial became fully enrolled with 305 patients.

        Our researchers have also identified a series of novel cancer drug candidates that are potent inducers of apoptosis, programmed cell death. The compounds were identified through our proprietary high-throughput screening technology that uses a unique live cell screening assay. We have screened approximately one million compounds using our screening technology and have identified drug candidates with unique mechanisms of action that target major cancers such as breast, lung, prostate, and colorectal.

        Lastly, our MX8899 topical gel is being tested in two Phase 1 clinical trials to treat patients who suffer from oral mucositis and radiation dermatitis, both of which are debilitating side effects of certain cancer therapies.

        Our principal executive offices are located at 8899 University Center Lane, Suite 400, San Diego, CA 92122. Our telephone number is (858) 453-4040.

USE OF PROCEEDS

        The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

RISK FACTORS

        Except for the historical information contained in this prospectus or incorporated by reference, this prospectus and the information incorporated in this prospectus by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this prospectus and in any other documents incorporated by reference.

        Investment in our shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus and incorporated by reference before purchasing any shares. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. The following risk factors relate to our business and qualify the statements made in this prospectus about our business. The subheadings below identify the risks discussed but cannot do so completely. Each subsection may relate to more than one aspect of our business.

The development of our drug candidates is subject to uncertainties, many of which are beyond our control. If we fail to successfully develop our drug candidates, our ability to generate revenues will be substantially impaired.

        Potential products based on our Ceplene, apoptosis modulator and MaxDerm™ technologies will require, dependent upon the current specific drug candidate, extensive research and development, preclinical testing, clinical testing, regulatory approval and substantial additional investment before we can market them. We cannot assure you that any of our drug candidates will:

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  be successfully developed;

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  prove to be safe and effective in clinical trials;

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  meet applicable United States and international regulatory standards;

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  be capable of being produced in commercial quantities at acceptable costs;

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  be commercially viable;

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  be eligible for third party reimbursement from governmental or private insurers; or

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  be successfully marketed or achieve market acceptance.

        We have not completed final testing for efficacy or safety in humans for the diseases we propose to treat with Ceplene and our other drug candidates. Failure to ultimately obtain approval for Ceplene and our other drug candidates, any delay in our expected testing and development schedules, or any elimination of a product development program in its entirety, will negatively impact our ability to generate revenues in the future from the sale of our products.

We may not obtain regulatory clearance to market Ceplene or our other drug candidates on a timely basis, or at all.

        Ceplene and our other drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining Federal Drug Administration ("FDA") and other governmental and similar international regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. Even if we believe that preclinical and clinical data are sufficient to support regulatory approval for a drug candidate, the FDA and similar international regulatory authorities may not ultimately approve the candidate for commercial sale in any jurisdiction. The FDA or similar international regulators may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. The FDA or similar international regulators may also require additional testing for safety and efficacy. For example, in 2000, we submitted an New Drug Application ("NDA") to the FDA seeking approval to market Ceplene based on the data from our first Phase 3 clinical study in advanced metastatic melanoma. In January 2001, the FDA determined that a second study was required to support approval. In response to the FDA request, in January 2002 we commenced another Phase 3 trial. Although we believe that this additional Phase 3 trial, in combination with the results of the first Phase 3 trial, will support approval in the United States and other countries, we have no assurance that (i) the results from this additional Phase 3 trial will confirm the results from the first Phase 3 trial, (ii) the FDA will not require additional Phase 3 trials, or (iii) the FDA will approve our NDA.

        In addition, manufacturing facilities operated by the third party manufacturers with whom we contract to manufacture Ceplene and our other drug candidates may not pass an FDA or similar international regulatory preapproval inspection. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Similar international regulatory authorities may apply similar limitations or may refuse to grant any approval.

        Any failure or delay in obtaining these approvals could prohibit or delay us from marketing Ceplene and our other drug candidates. If Ceplene and our other drug candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these candidates, and we may not generate revenues from the commercial sale of any products.

Delays in the commencement, conduct or completion of our clinical trials would negatively impact our business.

        We may encounter problems with any of our completed, ongoing or planned clinical studies. For example, we may encounter delays in commencing studies or enrolling volunteers, lower than anticipated retention rate of volunteers in a trial, or serious side effects experienced by study participants relating to the drug candidate. Factors that could affect patient enrollment include the size of the patient enrollment population for the targeted disease, eligibility criteria, proximity of eligible patients to clinical sites, clinical trial protocols, and the existence of competing protocols, including competitive financial incentives for patients and clinicians, and existing approved drugs. If we encounter any delay in the commencement, conduct or completion of our clinical studies for Ceplene or our other drug candidates, we may experience the following consequences:

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  the analysis of data from our clinical studies and the reporting of results may be delayed;

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  the submission of our applications for regulatory approval of Ceplene and other drug candidates with regulatory authorities in North America, Europe, and elsewhere in the world may be delayed;

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  regulatory approval of our drug candidates may be delayed and may not occur on a timely basis, delaying the generation of revenues from the commercial sale of any of our marketed products;

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  we may not have the financial resources to continue and complete research and development of any of our product candidates; and

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  we may not be able to enter into collaborative arrangements relating to any product as a result of the delay in clinical development or regulatory filings.

We have been named as a defendant in securities class action and other litigation that could result in substantial costs and divert management's attention and resources.

        On December 14, 2000 plaintiff, Blake Martin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against us and two officers of our Company, alleging violations of federal securities laws related to declines in the Company's stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. Thereafter, approximately thirteen similar complaints were filed in the Southern District. The Southern District complaints have been consolidated into a single action. No discovery has been conducted. We successfully brought motions to dismiss the consolidated complaint and a second amended complaint. The plaintiff then filed a third amended complaint, and our motion to dismiss the third amended complaint is currently under consideration by the court. The complaint has been tendered to our insurance carrier.

        In October 2001 and May 2002, certain former shareholders of Cytovia filed complaints in California Superior Court in San Diego, against us and two of our officers based on similar facts and circumstances, alleging fraud and negligent misrepresentation in connection with our acquisition of Cytovia. The Superior Court subsequently issued an order compelling the first lawsuit to a binding arbitration forum, and the second lawsuit has been stayed pending the resolution of the arbitration proceeding. A binding arbitration proceeding with the American Arbitration Association was held in May 2003. The three-member arbitration panel rejected all of the claims asserted by certain former shareholders of Cytovia, Inc., determined that we have no liability for such claims and awarded recovery of our reasonable attorney fees and costs of approximately $922,000 as prevailing party in the proceeding. The decision has not yet been confirmed by the Superior Court.

        No assurances can be made that we will be successful in our defense of the pending claims. If we are not successful in our defense of such claims, we could be forced to make significant payments to our stockholders, the plaintiffs and defense lawyers, and such payments could have a material adverse effect on our business, financial condition and results of operations if not covered by our insurance carrier. Even if our defense against such claims is successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect our business.

Because we are dependent on clinical research centers and other contractors for clinical testing and for certain research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.

        The nature of clinical trials and our business strategy requires us to rely on clinical research centers and our other contractors to assist us with clinical testing and certain research and development activities. As a result, our success is dependent upon the success of these outside parties in performing their responsibilities. Although we believe our contractors are economically motivated to perform on their contractual obligations, we cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by our contractors. If our contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our drug candidates could be delayed.

We expect to rely on collaborative partners for research, development and commercialization of certain potential products.

        We expect to rely on collaborative arrangements for research and development and commercialization of certain drug candidates discovered and developed by us, such as our agreement with Schering Corporation related to our Phase 2 Ceplene clinical trial in nonresponder hepatitis C patients. We cannot be certain that we will be able to maintain these collaborations or enter into any future collaborative arrangements, that any of our collaborations will be successful or that we will receive revenues from any of these collaborations. The success of these and any future collaborations will depend, in significant part, on our partners' development and strategic considerations, including the relative advantages of alternative products being developed or marketed by competitors. If our partners fail to conduct their activities in a timely manner, or at all, preclinical or clinical development of drug candidates under those collaborations could be delayed or terminated. The suspension or termination of our collaborations, the failure of our collaborations to be successful or the delay in the development or commercialization of drug candidates pursuant to our collaborations could harm our business.

Our planned business may expose us to product, clinical trial and other liability claims.

        Our design, testing, and development of products involves an inherent risk of exposure to clinical trial and product liability claims and related adverse publicity. Insurance coverage is expensive and difficult to obtain, and we may be unable to obtain coverage in the future on acceptable terms, if at all. Although we currently maintain clinical trial insurance for our drug candidates in the amounts we believe to be commercially reasonable, we cannot be certain that the coverage limits of our insurance policies or those of our strategic partners will be adequate. If we are unable to obtain sufficient insurance at an acceptable cost or if a claim is brought against us, whether fully covered by insurance or not, our business, results of operations and financial condition could be materially adversely affected.

Our products may not be accepted, purchased or used by doctors, patients or payors.

        Ceplene, and any of our other drug candidates in development, may not achieve market acceptance even if they are approved by the FDA and similar international regulatory agencies. The degree of market acceptance of our products will depend on a number of factors, including:

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  the scope of regulatory approvals;

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  the establishment and demonstration of the clinical efficacy, safety and advantages of our products by clinical trial results, and the acceptance of such results by the medical community;

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  the potential advantages of our products over existing treatment methods; and

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  reimbursement policies of government and other third-party payors.

        We cannot guarantee that physicians, patients, payors or the medical community in general will accept and utilize any products that we develop.

We have yet to market or sell any of our products.

        We may co-market Ceplene in the United States, if it is approved by the FDA. Maxim has never before marketed or sold any pharmaceutical product. In order to co-market Ceplene or certain other drug candidates, we will need to hire a significant number of people with relevant pharmaceutical experience to staff our sales force and marketing group, and possibly also to make appropriate arrangements with strategic partners. If we cannot develop the required marketing and sales expertise both internally and through our partnering arrangements, our ability to generate revenue from product sales will likely suffer.

        In addition to a possible collaborative partner in the United States, we expect to rely on collaborative partners to market and sell Ceplene in international markets, and such arrangements may be sought to market certain other drug candidates in all markets. We have not yet entered into any collaborative arrangement with respect to marketing or selling Ceplene with the exception of agreements relating to Australia, New Zealand and Israel, and have not entered into any agreements regarding the marketing or selling of our other drug candidates with the exception of a license agreement relating to our MX2105 series of anti-cancer compounds. We cannot guarantee that we will be able to enter into any such arrangements on terms favorable to us, or at all. If we are able to enter into marketing and selling arrangements with collaborative partners, we cannot assure you that such marketing collaborators will apply adequate resources and skills to their responsibilities, or that their marketing efforts will be successful.

We will be dependent on third party manufacturers of our products. Our ability to sell our products may be harmed if adequate quantities of our products are not manufactured on a timely basis.

        We do not intend to acquire or establish our own dedicated manufacturing facilities for Ceplene and our other drug candidates in the foreseeable future. We have contracted and expect to continue to contract with established pharmaceutical manufacturers for the production of Ceplene. If we are unable to continue to contract with third-party manufacturers on acceptable terms or our manufacturers do not comply with applicable regulatory requirements, our ability to conduct clinical testing and to produce commercial quantities of Ceplene and other products will be adversely affected. If we cannot adequately manufacture our products, it could result in delays in submissions for regulatory approval and in commercial product launches, which in turn could materially impair our competitive position and the possibility of achieving profitability. We cannot guarantee that we will be able to maintain our existing contract manufacturing relationships, or acquire or establish new, satisfactory third-party relationships to provide adequate manufacturing capabilities in the future.

We are not profitable and expect to continue to incur losses. If we do not become profitable, we may ultimately be forced to discontinue our operations.

        We are a development-stage enterprise. We have experienced net losses every year since our inception. The net loss applicable to common stock for the nine months ended June 30, 2003 and 2002 was approximately $32.7 million and $53.2 million, respectively. As of June 30, 2003, we had an accumulated deficit of approximately $293.7 million. We anticipate incurring substantial additional losses over at least the next several years related to developing and testing our drug candidates and preparing for commercialization and planned market launches of our products. If we do not become profitable, our stock price will be negatively affected, and we may ultimately be forced to discontinue our operations. We may never generate sufficient product revenue to become profitable. We expect to have quarter-to-quarter fluctuations in revenues, expenses, and losses, some of which could be significant.

We will need to raise additional funds in the future. If we are unable to obtain the funds necessary to continue our operations, we will be required to delay, scale back or eliminate one or more of our drug development programs.

        We have already spent substantial funds developing our potential products and business. We expect to continue to have negative cash flow from our operations for at least the next several years. We will have to raise additional funds to complete the development of our drug candidates and to bring them to market. Our future capital requirements will depend on numerous factors, including:

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  the results of our clinical trials;

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  the timing and scope of any additional clinical trials undertaken;

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  the scope and results of our research and development programs;

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  the time required to obtain regulatory approvals;

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  our ability to establish marketing alliances and collaborative agreements;

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  the cost of our internal marketing activities; and

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  the cost of filing, prosecuting and, if necessary, enforcing patent claims.

        Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available, we will be required to delay, scale back or eliminate one or more of our drug development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products that we would not otherwise relinquish.

We compete against many companies and research institutions that are developing products to treat the same diseases as our drug candidates. To the extent these competitors are successful in developing and marketing such products, our future potential market share and revenues could be reduced.

        There are many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of life-threatening cancers and liver diseases. Products developed by any of these companies or institutions may demonstrate greater safety or efficacy than our drug candidates or be more widely accepted by doctors, patients or third-party payors. Many of our competitors and potential competitors have substantially greater capital resources, research and development capabilities and human resources than we do. Many of these competitors also have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. If any of our drug candidates are approved for commercial sale, we will also be competing with companies that have greater resources and experience in manufacturing, marketing and selling pharmaceutical products. To the extent that any of our competitors succeed in developing products that are more effective, less costly or have better side effect profiles than our products, then our future potential market share could decrease which may have a negative impact on our business.

If we fail to secure adequate protection of our intellectual property or the right to use certain intellectual property of others, we may not be able to protect our products and technologies from competitors.

        Our success depends in large part on our ability to obtain, maintain and protect patents, trademarks, and trade secrets and to operate without infringing upon the proprietary rights of others. If we are unable to do so, our products and technologies may not provide us with any competitive advantage.

        The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. As a result, patents may not issue from any of our patent applications. Patents currently held by us or issued to us in the future, or to licensors from whom we have licensed technology rights, may be challenged, invalidated or circumvented so that our intellectual property rights may not protect our technologies or provide commercial advantage to us. In addition, we also rely on unpatented trade secrets and proprietary know-how, and we cannot be sure that others will not obtain access to or independently develop such trade secrets and know-how. Enforcement of our intellectual property rights against any infringers of our patents relating to Ceplene and our other technologies will be costly and time-consuming. Because of the nature of those patents, we could be required to bring lawsuits against many different entities such as hospitals or clinics. This would have the effect of increasing the costs of enforcing our rights.

        The pharmaceutical industry has experienced extensive litigation regarding patent and other intellectual property rights. Although, to date, we are not aware of any intellectual property claims against us, in the future we could be forced to incur substantial costs in defending ourselves in lawsuits that are brought against us claiming that we have infringed on the patent rights of others or in asserting our patent rights in lawsuits against other parties. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office or international patent authorities for the purpose of determining the priority of inventions in connection with our patent applications or other parties' patent applications. Adverse determinations in litigation or interference proceedings could require us to seek licenses that may not be available on commercially reasonable terms or subject us to significant liabilities to third parties.

The technology in our sector is developing rapidly, and our future success depends on our ability to keep abreast of technological change.

        We are engaged in the pharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in oncology, cancer therapy, medicinal pharmacology, biochemistry and other fields are expected to continue at a rapid pace. Research and discoveries by others may render some or all of our proposed programs or products noncompetitive or obsolete. Our business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. Unforeseen problems may develop with these technologies or applications, and we may not be able to successfully address technological challenges we encounter in our research and development programs. This may result in our inability to develop commercially feasible products.

Our future success depends on our ability to attract and retain key personnel.

        Our success will depend, to a great extent, upon the experience, abilities and continued services of our executive officers and key research and development personnel. If we lose the services of any of these officers or key research and development personnel, our business could be harmed. Our success also will depend upon our ability to attract and retain other highly qualified research and development, managerial, manufacturing and sales personnel and our ability to develop and maintain relationships with qualified clinical researchers. Competition for these personnel and relationships is intense and we compete with numerous pharmaceutical and biotechnology companies as well as with universities and non-profit research organizations. We may not be able to continue to attract and retain qualified personnel or develop and maintain relationships with clinical researchers.

The marketability of our products may depend on reimbursement and reform measures in the health care industry.

        Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as United States and similar international government health administration authorities, private health insurers, managed care programs and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. We cannot guarantee that similar United States federal or state or similar international health care legislation will not be adopted in the future or that any products sought to be commercialized by us will be considered cost-effective or that adequate third-party insurance coverage will be available for us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could have an adverse effect on the willingness of potential collaborators to pursue research and development programs related to our products.

We may engage in strategic transactions, which could adversely affect our business.

        From time to time we consider strategic transactions and alternatives with the goal of maximizing stockholder value. We evaluate potential strategic transactions and alternatives which we believe have the potential to enhance stockholder value. These potential transactions may include a variety of different business arrangements, including spin-offs, acquisitions, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot assure you that any such transactions will be consummated on favorable terms or at all, will in fact enhance stockholder value, or will not adversely affect our business or the trading price of our stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Our stock price may be highly volatile due to external factors.

        Our common stock currently trades on the Nasdaq National Market and on the OM Stockholm Exchange. Historically, our common stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock and our ability to raise equity capital in the future.

        Factors that may have a significant impact on the market price or the liquidity of our common stock also include:

  •
  actual or potential clinical trial results relating to drug candidates under development by us or our competitors;

  •
  delays in our clinical testing and development schedules;

  •
  events or announcements relating to our collaborative relationships;

  •
  announcements of technological innovations or new products by us or our competitors;

  •
  developments or disputes concerning patents or proprietary rights;

  •
  regulatory developments in both the United States and other countries;

  •
  economic and other external factors, disasters or crisis, as well as period-to-period fluctuations in our financial results;

  •
  market conditions for pharmaceutical and biotechnology stocks, whether or not related to results or news regarding us or our competitors; and

  •
  publicity regarding actual or potential medical results relating to products under development by us or our competitors.

        External factors may also adversely affect the market price for our common stock. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on the Nasdaq National Market and the OM Stockholm Exchange, and these factors may differ between the two markets. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile.

Certain anti-takeover provisions in our charter, by-laws, shareholder rights plan and under Delaware law may deter a third party from acquiring us, even though such acquisition may be beneficial to our stockholders.

        Certain provisions of our charter and by-laws may make it more difficult for a third party to acquire control of us, even though such acquisition may be beneficial to our stockholders. These provisions include:

  •
  a staggered or classified board;

  •
  the inability of stockholders to act by written consent; and

  •
  no right to remove directors other than for cause.

        We have also adopted a shareholder rights plan or "poison pill." Our shareholder rights plan is designed to protect our shareholders in the event of an unsolicited bid to acquire the company. In general terms, the rights plan imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our board of directors. Our shareholder rights plan could discourage a third party from attempting to acquire us through an acquisition of our outstanding voting stock, even though such acquisition may be beneficial to our stockholders.

        Our board of directors also has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. We have used shares in connection with our shareholder rights plan. Any issuance of preferred stock could discourage a third party from acquiring a majority of our outstanding voting stock.

        Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporations Law, an anti-takeover law, which may also dissuade a potential acquiror of our common stock, even though such acquisition may be beneficial to our stockholders.

SELLING STOCKHOLDERS

        On September 23, 2003, pursuant to a purchase agreement dated September 22, 2003, we sold 4,555,357 shares of our common stock and warrants to purchase 1,366,607 shares of our common stock at a combined unit price of $5.60 per unit in a private placement transaction. Each investor received a warrant to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased by such investor in the financing, referred to as the warrant shares. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the warrant shares. The warrant shares issued to the purchasers in the private placement are exercisable at any time in whole or in part beginning March 23, 2004 and ending March 23, 2009 at an exercise price of $7.70 per share.

        The shares and warrant shares are being registered to permit public secondary trading of the shares and warrant shares, and the selling stockholders may offer or sell the shares or warrant shares from time to time in the manner contemplated under the "Plan of Distribution." The following table sets forth:

  •
  the name of the selling stockholders;

  •
  the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

  •
  the number and percent of shares of our common stock issuable upon exercise of the warrant shares that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

  •
  the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus;

  •
  the number of warrant shares that may be offered for resale for the account of the selling stockholders pursuant to this prospectus;

  •
  the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the shares (assuming all of the shares are sold by the selling stockholders); and

  •
  the number and percent of warrant shares to be held by the selling stockholders after the offering of the warrant shares (assuming all the warrant shares are sold by the selling stockholder).

        This information is based upon information provided by each respective selling stockholder, schedules 13G and other public documents filed with the SEC. The term selling stockholders includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 27,951,059 shares of our common stock issued and outstanding as of October 1, 2003. Except as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.

	Shares Beneficially Owned Prior to Offering		Warrant Shares Beneficially Owned Prior to Offering				Shares Beneficially Owned After Offering(1)		Warrant Shares Beneficially Owned After Offering(2)
					Number of Shares Being Offered	Number of Warrant Shares Being Offered
Selling Stockholders
	Number	Percent	Number	Percent			Number	Percent	Number	Percent
American High Growth Equities Retirement Trust	71,429	*	21,429	*	71,429	21,429	0	*	0	*
Castle Creek Healthcare Partners LLC	535,714	1.9%	160,714	*	535,714	160,714	0	*	0	*
Cranshire Capital, LP	178,571	*	53,571	*	178,571	53,571	0	*	0	*
Integral Capital Partners V SLP Side Fund, LLC(3)	902	*	271	*	902	271	0	*	0	*
Integral Capital Partners V Side Fund, LP(3)	4,824	*	1,447	*	4,824	1,447	0	*	0	*
Integral Capital Partners V, LP(3)	362,754	1.3%	108,826	*	362,754	108,826	0	*	0	*
Integral Capital Partners VI, LP(3)	345,806	1.2%	103,742	*	345,806	103,742	0	*	0	*
Longwood Partners, LP	338,900	1.2%	30,000	*	100,000	30,000	238,900	*	0	*
Mainfield Enterprises, Inc.	535,714	1.9%	160,714	*	535,714	160,714	0	*	0	*
MicroCapital Fund, Ltd.(4)	44,571	*	13,371	*	44,571	13,371	0	*	0	*
MicroCapital Fund, LP(4)	134,000	*	40,200	*	134,000	40,200	0	*	0	*
Midsummer Investment, Ltd.	89,286	*	26,786	*	89,286	26,786	0	*	0	*
Omicron Master Trust	89,286	*	26,786	*	89,286	26,786	0	*	0	*
Portside Growth and Opportunity Fund	89,286	*	26,786	*	89,286	26,786	0	*	0	*
ProMed Partners, LP(5)	76,313	*	22,894	*	76,313	22,894	0	*	0	*
ProMed Offshore Fund, Ltd.(5)	12,973	*	3,892	*	12,973	3,892	0	*	0	*
RHP Maser Fund, Ltd.	62,500	*	18,750	*	62,500	18,750	0	*	0	*
Satellite Asset Management, LP	535,714	1.9%	160,714	*	535,714	160,714	0	*	0	*
SF Capital Partners, Ltd.	446,428	1.6%	133,928	*	446,428	133,928	0	*	0	*
Smithfield Fiduciary, LLC	535,715	1.9%	160,715	*	535,715	160,715	0	*	0	*
Stratford Partners, LP	100,000	*	30,000	*	100,000	30,000	0	*	0	*
Vertical Ventures, LLC	178,571	*	53,571	*	178,571	53,571	0	*	0	*
Michael and Shelia Alessandro	25,000	*	7,500	*	25,000	7,500	0	*	0	*

*
Less than 1%.

(1)
Assumes the sale of all shares offered in this prospectus.

(2)
Assumes the sale of all warrant shares offered in this prospectus.

(3)
Integral Capital Management V, LLC, a Delaware limited liability company ("Integral Management V"), is the General Partner of Integral Capital Partners V, L.P. ("ICP V"). ICP Management V, LLC, a Delaware limited liability company ("ICP Management V") is the General Partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("Integral V Side Fund"), and the Manager of Integral Capital Partners V SLP Side Fund, LLC, Delaware limited liability company ("Integral V SLP Side Fund") (collectively, Integral V, Integral V Side Fund, Integral V SLP Side Fund and Integral VI are referred to as the "Integral Entities"). Integral Capital Management VI, LLC, a Delaware limited liability company ("Integral Management VI"), is the General Partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP VI"). The Managers of Integral Management V and of Integral Management VI are Roger B. McNamee, John A. Powell, Pamela K. Hagenah, Glen T. Kacher, Charles A. Morris and Brian D. Stansky. The managers of ICP Management V are Roger B. McNamee, John A. Powell and Pamela K. Hagenah. As managers of Integral Management V and Integral Management VI, and in the case of Messrs. McNamee and Powell and Ms. Hagenah of ICP Management V, each of Messrs. McNamee, Powell, Kacher, Morris and Stansky and Ms. Hagenah could be deemed to have shared voting or dispositive power over the shares owned by the Integral Entities. Each of them, however, disclaims beneficial ownership in such shares, except to the extent of their pecuniary interest in the particular Integral Entity.

(4)
MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the election, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(5)
Barry Kurokawa and Dave B. Musket have the responsibility for the election, acquisition and disposition of the portfolio securities owned by ProMed Partners, L.P. and ProMed Offshore Fund, Ltd.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock on behalf of the selling stockholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. When we refer to the "selling stockholders" in this prospectus, that term includes donees and pledgees selling shares of common stock under this prospectus which were received from the selling stockholders.

        The selling stockholders may sell their shares at various times in one or more of the following transactions:

  •
  on the Nasdaq National Market (or any other exchange on which the shares may be listed);

  •
  in the over-the-counter market;

  •
  in negotiated transactions other than on the over-the-counter market;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers and in transactions where the broker or dealer acts as principal and resells shares for its own account under this prospectus;

  •
  in block trades;

  •
  by pledge to secure debts and other obligations;

  •
  in connection with the writing of non-traded and exchange-traded put or call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options or other derivative transactions; or

  •
  in a combination of any of the above transactions.

        The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell shares directly or may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. This compensation may be in excess of customary commissions.

        The selling stockholders may also sell all or a portion of their shares under Rule 144 under the Securities Act, or pursuant to other available exceptions from the registration requirements of the Securities Act or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts.

        Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

        Because the selling stockholders may be deemed to be "underwriters" under the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of its shares, any selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in the distribution is completed. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

  •
  the name of the selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

  •
  other facts material to the transaction.

        The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

        In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

LEGAL MATTERS

        Cooley Godward LLP will give its opinion that the shares of common stock offered in this prospectus have been validly issued and are fully paid and non-assessable.

EXPERTS

        The consolidated financial statements of Maxim Pharmaceuticals Inc. and subsidiaries as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, and for the period from inception (October 23, 1989) through September 30, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

        The expenses (excluding the placement agent fees) in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

Amount to Be Paid
SEC registration statement filing fee	$3,070
Legal fees and expenses	$10,000
Accounting fees and expenses	$8,000
Miscellaneous	$1,000

Total	$22,070

Item 15.    Indemnification of officers and directors.

        Under Section 145 of the Delaware General Corporation Law, or the DGCL, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

        Our Bylaws provide that we will indemnify its directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our Bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers and currently maintain directors and officers insurance coverage.

        In addition, our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for unlawful payments of dividends or unlawful stock purchase or redemption. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 16.    Exhibits.

  (a)
  Exhibits.

Exhibit No.	Description
4.1	Securities Purchase Agreement between the Registrant and each selling stockholder dated September 22, 2003(1)
4.2	Registration Rights Agreement between the Registrant and each selling stockholder dated September 22, 2003(2)
4.3	Form of Warrant to Purchase Common Stock(3)
5.1	Opinion of Cooley Godward LLP
23.1	Independent Auditors' Consent
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
24.1	Power of Attorney. Reference is made to page II-4

(1)
Incorporated by reference to Exhibit 4.1 to Form 8-K filed on September 24, 2003.

(2)
Incorporated by reference to Exhibit 4.2 to Form 8-K filed on September 24, 2003.

(3)
Incorporated by reference to Exhibit 4.3 to Form 8-K filed on September 24, 2003.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

          (4)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 3, 2003.

MAXIM PHARMACEUTICALS, INC.
By:	/s/ LARRY G. STAMBAUGH Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer, duly authorized to sign on behalf of the registrant)
By:	/s/ ANTHONY E. ALTIG Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer duly authorized to sign on behalf of the registrant)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Stambaugh and Anthony E. Altig, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LARRY G. STAMBAUGH Larry G. Stambaugh	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer duly authorized to sign on behalf of the registrant)	October 3, 2003
/s/ ANTHONY E. ALTIG Anthony E. Altig	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer duly authorized to sign on behalf of the registrant)	October 3, 2003
/s/ GARY E. FRASHIER Gary E. Frashier	Director	October 3, 2003
/s/ F. DUWAINE TOWNSEN F. Duwaine Townsen	Director	October 3, 2003
/s/ PER-OLOF MÄRTENSSON Per-Olof Märtensson	Director	October 3, 2003
/s/ THEODOR H. HEINRICHS Theodor H. Heinrichs	Director	October 3, 2003
/s/ ROBERT L. ZERBE, M.D. Robert L. Zerbe, M.D.	Director	October 3, 2003

EXHIBIT INDEX

Exhibit No.	Description
4.1	Securities Purchase Agreement between the Registrant and each selling stockholder dated September 22, 2003(1)
4.2	Registration Rights Agreement between the Registrant and each selling stockholder dated September 22, 2003(2)
4.3	Form of Warrant to Purchase Common Stock(3)
5.1	Opinion of Cooley Godward LLP
23.1	Independent Auditors' Consent
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
24.1	Power of Attorney. Reference is made to page II-4

(1)
Incorporated by reference to Exhibit 4.1 to Form 8-K filed on September 24, 2003.

(2)
Incorporated by reference to Exhibit 4.2 to Form 8-K filed on September 24, 2003.

(3)
Incorporated by reference to Exhibit 4.3 to Form 8-K filed on September 24, 2003.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
COMPANY OVERVIEW
USE OF PROCEEDS
RISK FACTORS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX